Exhibit 1.01

Magna International Inc.

Conflict Minerals Report

For the year ended December 31, 2014

This is the Conflict Minerals Report of Magna for calendar year 2014 in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 (“Rule 13p-1”). We are filing this Conflict Minerals Report because we are unable to exclude the possibility that certain products that we manufacture contain necessary conflict minerals that originated in a Covered Country. Numerous terms in this report are defined in Rule 13p-1 and our Form SD and the reader is invited to refer to those sources.

This Conflict Minerals Report contains forward-looking statements relating to actions that we may take in the future. Such statements are based on the current expectations of our management and are not promises or guarantees of future performance of such actions. The forward-looking statements represent management’s expectations as of the date of this report. Subsequent events and developments may cause management’s views to change. We do not undertake any obligation to update any forward-looking statements in the future, and the forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this report.

SECTION 1: INTRODUCTION

A.                                    Company Overview

We are a leading global automotive supplier with 316 manufacturing operations and 87 product development, engineering and sales centres in 29 countries. We have over 133,000 employees focused on delivering superior value to our customers through innovative products and processes, and World Class Manufacturing.

B.                                    Our Products

For the 2014 reporting year, our product capabilities included the following:

Closures	Interiors	Exteriors

• Door Modules	• Garnish & Hard Trim	• Bumper & Fascia Systems
• Power Closure Systems	• Soft Trim	• Exterior Trim
• Engineered Glass	• Instrument Panels & Consoles	• Modular Systems
• Window Systems	• Overhead Systems	• Class A Body Panels
• Latching Systems	• Door Panels	• Structural Components
• Lighting Systems
• Sealing Systems
• Handle Assemblies
• Hinges & Rods

Seating	Vision	Electronics

• Complete Seating Systems	• Interior Mirrors	• Driver Assistance Systems
• Seat Structures &	• Exterior Mirrors	• Electronic Components

Mechanisms	• Actuators
• Foam & Trim Products	• Electronic Vision Systems

Powertrain	Body & Chassis	Roof

• Driveline Systems	• Body Systems	• Sliding Folding & Modular Roofs
• Fluid Pressure & Controls	• Chassis Systems	• Retractable Hard Tops
• Metal Forming Solutions		• Soft Tops

Complete Vehicle Engineering and Contract Manufacturing

Our products are designed to meet the requirements and specifications of our automotive customers. Certain of these requirements and specifications entail the use of materials such as tin, tungsten, tantalum and gold (collectively, “3TG”, or “necessary conflict minerals”).

C.                                    Reliance on Supply Chain & Industry Initiatives

Due to the number and complexity of the products we manufacture, our supply chain consists of a substantial number of suppliers globally, the composition of which changes within each calendar year and from year to year. Moreover, we are generally many tiers removed from the smelters and refiners of 3TG in our supply chain. We do not, to the best of our knowledge, directly purchase 3TG from any of the Covered Countries. As a downstream consumer of 3TG, Magna must rely on its direct suppliers to gather and report to us information about smelters and refiners in the supply chain. Our direct suppliers are similarly reliant upon information provided to them by their own suppliers.

The structure, size and breadth of our supply chain, as well as the fact that a substantial portion of the suppliers in our supply chain are not obligated to file reports with the SEC (including reports under the Conflict Minerals Rule), makes gathering of complete and accurate conflict minerals information a lengthy and challenging process. As a result of these challenges, in addition to our ongoing engagement with our direct production suppliers  as part of our conflict minerals compliance program (the “Program”), we participate in several industry initiatives aimed at increasing awareness of, and participation in, conflict minerals reporting by suppliers.

SECTION 2: REASONABLE COUNTRY OF ORIGIN INQUIRY & CONCLUSION

Magna conducted the following RCOI for the 2014 reporting year:

A.                                    Applicability Assessment of Direct Production Suppliers

We conducted a good faith, risk-based applicability assessment of 8,448 suppliers, representing all of our direct production suppliers in 2014 (the “2014 Suppliers”), to identify those suppliers that were reasonably believed to represent the highest risk of supplying products or components to Magna that do or may contain 3TG from one or more of the Covered Countries for the period between January 1, 2014 and December 31, 2014.

The set of criteria used to conduct the risk-based applicability assessment of suppliers included: (i) the likelihood of 3TG content in supplied materials based on information available to Magna in its existing databases, including the International Material Data System (IMDS); and (ii) internal assessments by Magna purchasing personnel, engineering personnel and/or materials specialists. Responses received from suppliers in the previous reporting year were also considered, but were not determinative.

Based on the criteria described above, the 2014 Suppliers were categorized as representing a “high” (Red), “uncertain/undeterminable” (Yellow) or “low/no” (Green) risk that their products supplied to Magna in 2014 contained 3TG. 2014 Suppliers classified as Green were considered “out-of-scope” for 2014 reporting. 2014 Suppliers classified as Red or Yellow were considered “in-scope” for 2014 reporting. The results of Magna’s applicability assessment for 2014 were as follows:

•                  6,557 (78%) of the 2014 Suppliers were classified as Green or out-of-scope for 2014 (the “Out-of-Scope Suppliers”).

•                  1,891 (22%) of the 2014 Suppliers were classified as Red (1,577, or approximately 19%) or Yellow (314, or approximately 4%) and therefore “in-scope” for 2014 reporting (the “In-Scope Suppliers”).

B.                                    Conclusion based on RCOI

Magna concluded in good faith that during the 2014 calendar year Magna:

i.                  manufactured and/or contracted to manufacture products containing 3TG and determined that the use of 3TG was necessary to the functionality or production of these products; and

ii.               could not exclude the possibility that a portion of the Company’s necessary conflict minerals originated in the Covered Countries (and are not be from recycled or scrap sources).

Based on this conclusion, Magna conducted due diligence activities on the source and chain of custody of these necessary conflict minerals as described in this Conflict Minerals Report.

SECTION 3: DUE DILIGENCE PROCESS

A.                                    Design of Due Diligence Framework

Magna designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2013) and related supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”).

B.                                    Due Diligence Measures Performed

Magna’s due diligence measures for the 2014 reporting year included the following:

(a)         Company Management Systems

In accordance with the OECD Guidance, we previously established company management systems with regard to conflict minerals reporting, the main elements of which are described below:

(i)                                    Conflict Minerals Steering Committee

We maintain a cross-functional conflict minerals steering committee (the “Steering Committee”), comprised of representatives from Magna’s legal and purchasing departments, which is tasked with directing Magna’s Program. The Program, which includes a supply chain system of controls and transparency through the adoption and use of the CMRT (defined below), facilitates the transfer of information through the supply chain regarding, among other things: (i) mineral country of origin; (ii) smelters and refiners being utilized; and (iii) the identity of new smelters and refiners to potentially undergo an audit via the Conflict-Free Smelter Program (described below). The Steering Committee is also responsible for our conflict minerals reporting to our automotive customers.

The Steering Committee includes representation from each of our operating segments: North America, Europe, Asia and Rest of World, and generally met in person or by phone on a bi-weekly basis during 2014 and 2015 in connection with 2014 reporting year requirements, and more frequently, as needed, in advance of key Program milestones.

(ii)                                Oversight

The Steering Committee periodically reports the status of Magna’s Program to designated senior management. In addition, the Corporate Governance, Compensation and Nominating Committee of our Board of Directors is periodically briefed regarding Magna’s Program.

(iii)                            Policy Statement & Grievance Mechanism

We are committed to working with our supply chain to ensure compliance with the Conflict Minerals Rule. We previously adopted a policy statement which addresses our commitment to comply with the Conflict Minerals Rule and the expectations we place on our suppliers with respect to conflict minerals reporting. The policy statement is publicly available on our corporate website at: http://www.magna.com/docs/default-source/corporate-governance/conflict-minerals-policy-statement.pdf.

The policy statement includes a grievance mechanism to facilitate reporting of concerns relating to Magna’s Program through Magna’s existing confidential and anonymous Good Business Line (GBL) (www.magnagbl.com). The  GBL is structured such that reports are received and tracked by an independent third-party provider, and communicated to members of the Steering Committee for review and appropriate action. To date, we have not received any GBL reports regarding our Program.

(iv)                              Records Retention

We have adopted a five (5) year retention period for Program documentation.

(v)                                  Supply Chain Engagement

We previously updated Magna’s standard global contract terms and conditions, including our global standard supplier requirements manual, to require suppliers to provide information or certification with respect to the origin of their products supplied to Magna. The requirements manual is incorporated by reference into our standard global contract terms and conditions. Purchase orders and other agreements in place with our direct suppliers are, however, typically in force for an extended period of time and we have limited ability to impose: (i) new contract terms, or (ii) other requirements that our suppliers must flow down to their own suppliers.

We also communicated with all direct production suppliers regarding our Program as detailed in this Conflict Minerals Report. In addition to the GBL grievance mechanism described above, we continue to maintain and communicate to our suppliers, a dedicated email address (conflict.minerals@magna.com) to facilitate supplier communication with us regarding the Program, including requests for assistance in fulfilling their reporting obligations to Magna.

(vi)                              Industry Participation & Collaboration

Throughout 2014, we actively participated as a member of several industry associations, particularly the  Automotive Industry Action Group (AIAG) and its Conflict Minerals Working Group. The initiatives of the  AIAG, include: efforts to improve supply chain transparency and compliance with the conflict minerals reporting requirements; development of best practices for conducting due diligence, supply chain engagement and reporting; development of common standards and reporting tools; engagement with smelters and refiners to promote conflict-free certification programs; and provision of training and awareness. We also provided opportunities for increased supply chain awareness of the conflict mineral reporting requirements and emerging best practices by sponsoring several AIAG industry events. Magna also actively participates in the Original Equipment Suppliers Association (OESA), including its activities relating to conflict minerals compliance.

With respect to initiatives aimed at improving smelter/refiner certification, we continue to support the Conflict Free Sourcing Initiative (CFSI) as a member. The CFSI has designed and manages a program (the Conflict Free Smelter Program (CFSP)) to identify the smelters and refiners that process 3TG and independently audit those smelters and refiners to certify those that source only conflict-free 3TG. Through our membership, which we view as critical to our program, we have benefited from access to RCOI and smelter validation data, information regarding sourcing initiatives and regulatory developments, and access to valuable tools and resources which we are able to use to enhance our Program.

(b)         Identification and assessment of risks in the supply chain

(i)                                    Identification of Risks

To identify risks in the supply chain, Magna undertook the following measures:

•                  Conducted the risk-based applicability assessment of the 2014 Suppliers described above.

•                  Communicated at least once with all Out-of-Scope Suppliers advising of their Green applicability rating and directing them to contact us if they believed it to be incorrect.

•                  Communicated with all In-Scope Suppliers (as described below) with more frequent reminders compared to the prior reporting year.

•                  Enhanced the process for ensuring that changes to our supplier list were captured in our Program, including changes arising as a result of acquisitions or divestitures.

•                  Improved our methodology and processes for reviewing and responding to red flags generated by supplier survey responses, including more detailed communication to suppliers of our requirements for addressing each red flag generated.

•                  Validated the accuracy and completeness of the smelters and refiners that were identified by In-Scope Suppliers, including by reviewing the list against the CFSI (members-only  access) list of processing facilities which have received a “conflict-free” designation under the CFSP.

(ii)                                In-Scope Supplier Due Diligence

Our due diligence efforts were focused primarily on communicating with the In-Scope Suppliers to obtain information with respect to the source and chain of custody of the necessary conflict minerals in the products they supplied to us.  All In-Scope Suppliers, regardless of whether they were assigned a Yellow or Red rating, were sent an initial communication package requesting that they complete a survey based on the standardized template originally developed by the Electronic Industry Citizenship Coalition (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the “Conflict Minerals Reporting Template” or “CMRT”.

In addition to describing the requirements of the Dodd-Frank Act and the Conflict Minerals Rule and reinforcing Magna’s compliance expectations, the initial communication package directed In-Scope Suppliers to:

•                  Complete the CMRT through Magna’s preferred  web-based reporting method, the iPoint Conflict Minerals Platform (“iPCMP”), or alternatively, submitting the CMRT in Microsoft Excel spreadsheet format, by  the specified reporting deadline; and

•                  Request and obtain completed CMRTs from their own production suppliers, and encourage those suppliers to cascade the same requirement throughout their supply chain.

The supplier communication package, which was translated into multiple languages, also included: step-by-step instructions on how to complete each CMRT question; recommendations with regard to implementing or enhancing a supplier’s own conflict minerals program; and details regarding AIAG and other conflict minerals tools and resources available to improve supplier reporting.

In-Scope Suppliers that provided responses in a format other than the CMRT were advised to resubmit their response in the requested format. In-Scope Suppliers that failed to respond at all to Magna were sent numerous reminders to submit a CMRT by a specified deadline.

(iii)                            Response Results

Magna received responses in a valid format from 1,227 (approximately 65%) of the In-Scope Suppliers. The remaining 664 (approximately 35%) of the In-Scope Suppliers did not provide a response, despite our repeated communications, or provided a response in an invalid format that was not remedied by our 2014 reporting deadline.

(iv)                              CMRT Review

Magna reviewed the CMRT responses received from In-Scope Suppliers for red flags that would identify inconsistent, incomplete, or inaccurate responses. Responses that triggered select red flags were targeted for priority follow up and those suppliers were sent a request to address and resolve the red flag(s).

A total of 1,227 In-Scope Suppliers submitted valid responses. Following our review, we determined that 423 (approximately 35%) of such responses were acceptable to Magna with no need for further follow up. When combined with the Out-of-Scope Suppliers, the aggregate of the 2014 Suppliers that were ultimately designated as Green through either the applicability assessment, or as a result of the due diligence process, was 6,933, representing approximately 82% of our 2014 Suppliers. No supplier indicated that they receive any 3TG from sources that directly or indirectly financed or benefitted armed groups within the meaning of the Conflict Minerals Rule.

(c)          Design and implement a strategy to respond to identified risks

Magna designed a risk management plan to identify, monitor and mitigate identified risks, the key elements of such plan being:

•                  Based on the red flag review, In-Scope Suppliers whose responses to select CMRT questions were identified as incomplete, inconsistent or inaccurate, were asked for to address and resolve the red flag(s) and resubmit their CMRT.

•                  In-Scope Suppliers that did not respond to Magna’s initial survey request were sent frequent follow-up reminders requesting that they complete a CMRT and were advised that a failure to do so would receive elevated scrutiny from our purchasing department, and could affect future sourcing decisions.

•                  Suppliers who sent responses to Magna in a format other than the CMRT were asked to resubmit a response using the CMRT.

•                  The Steering Committee regularly reviewed a supplier response status dashboard and determined the timing and frequency of supplier follow-up communications.

•                  In order to increase supplier awareness and facilitate compliance with the conflict minerals reporting requirements, Magna’s written communications directed suppliers to visit the CFSI website (www.conflictfreesourcing.org) to take advantage of useful resources and tools, training information and guidance documents relating to the completion of the CMRT and conflict minerals reporting in general.

(d)         Carry out independent third-party audit of smelter/refiner due diligence practices

Magna is a downstream consumer of necessary conflict minerals and is several supply chain tiers removed from smelters and refiners which provide minerals and ores. Therefore, Magna does not perform, or direct the performance of, audits of smelters and refiners within the supply chain.  As outlined in the OECD Guidance upon which our Program is based, we support the CFSI’s cross-industry initiative that audits smelters and refiners to identify those facilities that have systems in place to assure sourcing of only conflict-free materials. The data on which we relied for certain statements in this Conflict Minerals Report (including in Appendix I) was obtained using the RCOI report we receive through our membership in the CFSI (Unique CFSI membership code: MAGN).

(e)          Report annually on supply chain due diligence

Magna’s conflict minerals policy states that we will comply with Section 1502 of the Dodd-Frank Act, which includes filing our Specialized Disclosure Form (Form SD) and the associated Conflict Minerals Report with the SEC (www.edgar.com) and making both documents publicly available on our corporate website (www.magna.com).

We also completed Conflict Minerals Reporting Templates for each of our customers who requested us to do so for the 2014 reporting year, in support of such customers’ reporting obligations under the Dodd-Frank Act and the Conflict Minerals Rule.

SECTION 4: DETERMINATION

Magna does not, to the best of its knowledge, directly purchase 3TG from any of the Covered Countries. As a downstream consumer of 3TG, Magna must rely on its direct production suppliers to gather information about smelters and refiners in the supply chain. Those direct production suppliers are similarly reliant upon information provided by their suppliers throughout the supply chain. There are generally multiple tiers of suppliers between 3TG smelters and refiners and Magna. We have determined that our efforts to seek information about the smelters and refiners in our supply chain through the submission of CMRTs from our suppliers, represents the most reasonable effort Magna can make to determine the mines or locations of origin of the necessary conflict minerals in our supply chain. However, most of the In-Scope Suppliers who responded to us did so at a company level and not a product level. As a result, despite receiving CMRT responses from In-Scope Suppliers that included smelter/refiner names (See Appendix I to this Conflict Minerals Report), including facilities that process minerals in one or more of the Covered Countries, such suppliers were unable to accurately report with specificity those facilities that were part of the supply chain for the products or components that were sold to Magna in 2014.  We are therefore unable to determine the source and chain of custody of the necessary conflict minerals in our products for the 2014 reporting year.

SECTION 5: CONTINUOUS IMPROVEMENT EFFORTS TO MITIGATE RISK

Magna intends to take a number of steps to improve the response rate and quality of relevant supplier responses in the future reporting years and to attempt to mitigate the risk that necessary conflict minerals used in Magna products may benefit armed groups in the Covered Countries, including the following:

•                  Continuing to work with our suppliers to increase the completeness and accuracy of conflict minerals reporting, including, intensifying engagement with those suppliers that did not complete a CMRT, or that submitted an invalid response.

•                  Assessing opportunities to provide additional awareness, training, best practices or other assistance to our suppliers with respect to conflict minerals reporting.

•                  Integrating conflict minerals specific criteria to the supplier rating process used by Magna to evaluate sourcing decisions – in order to amplify our expectations with respect to conflict minerals reporting compliance.

•                  Maintaining our support for industry initiatives aimed at improving supply chain transparency, including, through our membership and participation in the AIAG, OESA, and other industry associations.

•                  Supporting ongoing smelter and refiner audit and certification initiatives, including through our membership in, and support of, the CFSI.

•                  Continuing to evaluate opportunities to enhance our Program, including by monitoring best practices adopted by peer companies and automotive customers, and those developed by industry or trade associations.

SECTION 6: INDEPENDENT AUDIT

Pursuant to Rule 13p-1 and applicable SEC Guidance, an independent private sector audit with respect to Magna’s 2014 reporting year is not required.

APPENDIX I

TO THE 2014 CONFLICT MINERALS REPORT OF

MAGNA INTERNATIONAL INC.

PROCESSING FACILITIES IDENTIFIED IN SUPPLIER CMRT RESPONSES

METAL	FACILITY NAME	COUNTRY	CONFLICT-FREE*
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	YES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	YES
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	UNDETERMINABLE
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL	YES
Gold	Argor-Heraeus SA	SWITZERLAND	YES
Gold	Asahi Pretec Corporation	JAPAN	YES
Gold	Asaka Riken Co., Ltd	JAPAN	UNDETERMINABLE^
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	YES
Gold	Aurubis AG	GERMANY	YES
Gold	Bangko Sentral ng Pilipinas	PHILIPPINES	UNDETERMINABLE
Gold	Bauer Walser AG	GERMANY	UNDETERMINABLE
Gold	Boliden AB	SWEDEN	YES
Gold	C. Hafner GmbH + Co. KG	GERMANY	YES
Gold	Caridad	MEXICO	UNDETERMINABLE
Gold	CCR Refinery – Glencore Canada Corporation	CANADA	YES
Gold	Cendres + Métaux SA	SWITZERLAND	UNDETERMINABLE^
Gold	Chimet S.p.A.	ITALY	YES
Gold	China National Gold Group Corporation	CHINA	UNDETERMINABLE
Gold	Chugai Mining	JAPAN	UNDETERMINABLE
Gold	Colt Refining	UNITED STATES	UNDETERMINABLE
Gold	Daejin Indus Co. Ltd	KOREA	UNDETERMINABLE
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	UNDETERMINABLE
Gold	Do Sung Corporation	KOREA	UNDETERMINABLE
Gold	Doduco	GERMANY	UNDETERMINABLE^
Gold	Dowa	JAPAN	YES
Gold	Eco-System Recycling Co., Ltd.	JAPAN	YES
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	UNDETERMINABLE
Gold	Gansu Seemine Material Hi-Tech Co Ltd	CHINA	UNDETERMINABLE
Gold	Guangdong Jinding Gold Limited	CHINA	UNDETERMINABLE
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	UNDETERMINABLE
Gold	Heimerle + Meule GmbH	GERMANY	YES
Gold	Heraeus Ltd. Hong Kong	HONG KONG	YES
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	YES
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	UNDETERMINABLE
Gold	Hwasung CJ Co. Ltd	KOREA	UNDETERMINABLE
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	UNDETERMINABLE
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	YES
Gold	Istanbul Gold Refinery	TURKEY	YES
Gold	Japan Mint	JAPAN	YES
Gold	Jiangxi Copper Company Limited	CHINA	UNDETERMINABLE
Gold	Johnson Matthey Inc.	UNITED STATES	YES
Gold	Johnson Matthey Limited	CANADA	YES
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	YES
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	YES
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	YES
Gold	Kazzinc	KAZAKHSTAN	YES
Gold	Kennecott Utah Copper LLC	UNITED STATES	YES
Gold	Kojima Chemicals Co., Ltd	JAPAN	YES
Gold	Korea Metal Co. Ltd	KOREA	UNDETERMINABLE
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	UNDETERMINABLE
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA	YES

Gold	Lingbao Gold Company Limited	CHINA	UNDETERMINABLE
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA	UNDETERMINABLE
Gold	LS-NIKKO Copper Inc.	KOREA	YES
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA	UNDETERMINABLE
Gold	Materion	UNITED STATES	YES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	YES
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	YES
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	YES
Gold	Metalor Technologies SA	SWITZERLAND	YES
Gold	Metalor USA Refining Corporation	UNITED STATES	YES
Gold	METALURGICA MET-MEX PEÑOLES, S.A. DE C.V.	MEXICO	YES
Gold	Mitsubishi Materials Corporation	JAPAN	YES
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	YES
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	UNDETERMINABLE
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	YES
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	UNDETERMINABLE
Gold	Nihon Material Co. Ltd.	JAPAN	YES
Gold	Ohio Precious Metals, LLC	UNITED STATES	YES
Gold	Ohura Precious Metal Industry Co., Ltd	JAPAN	YES
Gold	OJSC Krastvetmet	RUSSIAN FEDERATION	YES
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	UNDETERMINABLE
Gold	PAMP SA	SWITZERLAND	YES
Gold	Penglai Penggang Gold Industry Co Ltd	CHINA	UNDETERMINABLE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	UNDETERMINABLE
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	YES
Gold	PX Précinox SA	SWITZERLAND	YES
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	YES
Gold	Royal Canadian Mint	CANADA	YES
Gold	Sabin Metal Corp.	UNITED STATES	UNDETERMINABLE
Gold	Samduck Precious Metals	KOREA	UNDETERMINABLE
Gold	SAMWON METALS Corp.	KOREA	UNDETERMINABLE
Gold	Schöne Edelmetaal B.V.	NETHERLANDS	YES
Gold	SEMPSA Joyería Platería SA	SPAIN	YES
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	CHINA	YES
Gold	So Accurate Group, Inc.	UNITED STATES	UNDETERMINABLE
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	UNDETERMINABLE^
Gold	Solar Applied Materials Technology Corp.	TAIWAN	YES
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	YES
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	YES
Gold	The Great Wall Gold and Silver Refinery of China	CHINA	UNDETERMINABLE
Gold	The Refinery of Shandong Gold Mining Co., Ltd	CHINA	YES
Gold	Tokuriki Honten Co., Ltd.	JAPAN	YES
Gold	Tongling nonferrous Metals Group Co.,Ltd	CHINA	UNDETERMINABLE
Gold	Torecom	KOREA	UNDETERMINABLE^
Gold	Umicore Brasil Ltda.	BRAZIL	YES
Gold	Umicore Precious Metals Thailand	THAILAND	YES
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	YES
Gold	United Precious Metal Refining, Inc.	UNITED STATES	YES
Gold	Valcambi SA	SWITZERLAND	YES
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	YES
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	YES
Gold	Yokohama Metal Co., Ltd	JAPAN	UNDETERMINABLE^
Gold	Yunnan Copper Industry Co Ltd	CHINA	UNDETERMINABLE
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	YES
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	YES

METAL	FACILITY NAME	COUNTRY	CONFLICT-FREE*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	YES
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	YES

Tantalum	Duoluoshan	CHINA	YES
Tantalum	Exotech Inc.	UNITED STATES	YES
Tantalum	F&X Electro-Materials Limited	CHINA	YES
Tantalum	Global Advanced Metals Aizu	JAPAN	YES
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	YES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	YES
Tantalum	H.C. Starck Co., Ltd.	THAILAND	YES
Tantalum	H.C. Starck GmbH Goslar	GERMANY	YES
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	YES
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	YES
Tantalum	H.C. Starck Inc.	UNITED STATES	YES
Tantalum	H.C. Starck Ltd.	JAPAN	YES
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	YES
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	YES
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	YES
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	YES
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	YES
Tantalum	KEMET Blue Metals	MEXICO	YES
Tantalum	KEMET Blue Powder	UNITED STATES	YES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	YES
Tantalum	LSM Brasil S.A.	BRAZIL	YES
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	YES
Tantalum	Mineração Taboca S.A.	BRAZIL	YES
Tantalum	Mitsui Mining & Smelting	JAPAN	YES
Tantalum	Molycorp Silmet A.S.	ESTONIA	YES
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	YES
Tantalum	Plansee SE Liezen	AUSTRIA	YES
Tantalum	Plansee SE Reutte	AUSTRIA	YES
Tantalum	QuantumClean	UNITED STATES	YES
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	YES
Tantalum	Shanghai Jiangxi Metals Co. Ltd.	CHINA	UNDETERMINABLE
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	YES
Tantalum	Taki Chemicals	JAPAN	YES
Tantalum	Telex Metals	UNITED STATES	YES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	YES
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	CHINA	YES
Tantalum	Zhuzhou Cemented Carbide	CHINA	YES

METAL	FACILITY NAME	COUNTRY	CONFLICT-FREE*
Tin	Alpha	UNITED STATES	YES
Tin	China Tin Group Co., Ltd.	CHINA	UNDETERMINABLE^
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	UNDETERMINABLE
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	YES
Tin	CV Gita Pesona	INDONESIA	UNDETERMINABLE
Tin	CV JusTindo	INDONESIA	UNDETERMINABLE
Tin	CV Makmur Jaya	INDONESIA	UNDETERMINABLE
Tin	CV Nurjanah	INDONESIA	UNDETERMINABLE
Tin	CV Serumpun Sebalai	INDONESIA	UNDETERMINABLE
Tin	CV United Smelting	INDONESIA	YES
Tin	Dowa	JAPAN	YES
Tin	EM Vinto	BOLIVIA	YES
Tin	Estanho de Rondônia S.A.	BRAZIL	UNDETERMINABLE
Tin	Fenix Metals	POLAND	UNDETERMINABLE^
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	UNDETERMINABLE
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	YES
Tin	Gejiu Zi-Li	CHINA	UNDETERMINABLE
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	UNDETERMINABLE
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	YES
Tin	Jiangxi Nanshan	CHINA	UNDETERMINABLE

Tin	Linwu Xianggui Smelter Co	CHINA	UNDETERMINABLE
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	YES
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	YES
Tin	Melt Metais e Ligas S/A	BRAZIL	YES
Tin	Metallo-Chimique N.V.	BELGIUM	YES
Tin	Mineração Taboca S.A.	BRAZIL	YES
Tin	Minsur	PERÚ	YES
Tin	Mitsubishi Materials Corporation	JAPAN	YES
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	UNDETERMINABLE
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	UNDETERMINABLE^
Tin	Operaciones Metalurgical S.A.	BOLIVIA	YES
Tin	PT Alam Lestari Kencana	INDONESIA	UNDETERMINABLE
Tin	PT Artha Cipta Langgeng	INDONESIA	YES
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	YES
Tin	PT Babel Inti Perkasa	INDONESIA	YES
Tin	PT Babel Surya Alam Lestari	INDONESIA	UNDETERMINABLE
Tin	PT Bangka Putra Karya	INDONESIA	YES
Tin	PT Bangka Tin Industry	INDONESIA	YES
Tin	PT Belitung Industri Sejahtera	INDONESIA	YES
Tin	PT BilliTin Makmur Lestari	INDONESIA	UNDETERMINABLE^
Tin	PT Bukit Timah	INDONESIA	YES
Tin	PT Eunindo Usaha Mandiri	INDONESIA	YES
Tin	PT Fang Di MulTindo	INDONESIA	UNDETERMINABLE
Tin	PT HP Metals Indonesia	INDONESIA	UNDETERMINABLE
Tin	PT Inti Stania Prima	INDONESIA	UNDETERMINABLE
Tin	PT Karimun Mining	INDONESIA	UNDETERMINABLE
Tin	PT Koba Tin	INDONESIA	UNDETERMINABLE
Tin	PT Mitra Stania Prima	INDONESIA	YES
Tin	PT Panca Mega Persada	INDONESIA	YES
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	UNDETERMINABLE
Tin	PT Prima Timah Utama	INDONESIA	YES
Tin	PT Refined Bangka Tin	INDONESIA	YES
Tin	PT Sariwiguna Binasentosa	INDONESIA	YES
Tin	PT Seirama Tin investment	INDONESIA	UNDETERMINABLE
Tin	PT Stanindo Inti Perkasa	INDONESIA	YES
Tin	PT Sumber Jaya Indah	INDONESIA	UNDETERMINABLE
Tin	PT Supra Sukses Trinusa	INDONESIA	UNDETERMINABLE
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	YES
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	YES
Tin	PT Tinindo Inter Nusa	INDONESIA	YES
Tin	PT Tommy Utama	INDONESIA	UNDETERMINABLE
Tin	PT Yinchendo Mining Industry	INDONESIA	UNDETERMINABLE
Tin	Rui Da Hung	TAIWAN	UNDETERMINABLE^
Tin	Soft Metais, Ltda.	BRAZIL	UNDETERMINABLE
Tin	Thaisarco	THAILAND	YES
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	YES
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	UNDETERMINABLE^
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	YES

METAL	FACILITY NAME	COUNTRY	CONFLICT-FREE*
Tungsten	A.L.M.T. Corp.	JAPAN	UNDETERMINABLE**
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	YES
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd	CHINA	UNDETERMINABLE**
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	UNDETERMINABLE**
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	YES
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA	UNDETERMINABLE
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	YES
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	YES
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	UNDETERMINABLE**

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	YES
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	YES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	UNDETERMINABLE**
Tungsten	H.C. Starck GmbH	GERMANY	UNDETERMINABLE**
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	UNDETERMINABLE**
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	UNDETERMINABLE**
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	YES
Tungsten	Japan New Metals Co., Ltd.	JAPAN	YES
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	YES
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	UNDETERMINABLE
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CHINA	UNDETERMINABLE
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	UNDETERMINABLE**
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	UNDETERMINABLE**
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	UNDETERMINABLE**
Tungsten	Kennametal Fallon	UNITED STATES	UNDETERMINABLE**
Tungsten	Kennametal Huntsville	UNITED STATES	UNDETERMINABLE**
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	YES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	UNDETERMINABLE**
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	UNDETERMINABLE**
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	YES
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	YES
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION	UNDETERMINABLE**
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	YES
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	YES
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	UNDETERMINABLE**

* Facilities are identified as “Conflict-Free” based on the CFSI Compliant Smelter List as at May 26, 2015.

^ denotes facilities currently on the CFSI “Active List” as a result of having committed to undergo a CFSP audit.  Facilities on the Active list are at various stages of the audit cycle, anywhere from completion of necessary documents to scheduling an audit date to enacting corrective actions in the Post-audit Phase.

** denotes facilities that have been identified by the CFSI as being members of the Tungsten Industry—Conflict Minerals Council (TI-CMC) that have committed to complete a CFSP tungsten validation audit within two (2) years of TI-CMC membership issuance.